Hilton Grand Vacations Inc.

7930 Jones Branch Drive, Suite 1100

McLean, Virginia 22102

August 18, 2016

VIA COURIER AND EDGAR

Re:	Hilton Grand Vacations Inc.
Registration Statement on Form 10
File No. 001-37794

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

Reference is made to the above-referenced Registration Statement. Hilton Grand Vacations Inc. (the “Company”) hereby acknowledges that:

1.	the Company is responsible for the adequacy and accuracy of the disclosure in the Registration Statement;

2.	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Securities and Exchange Commission from taking any action with respect to the Registration Statement; and

3.	the Company may not assert Staff comments as a defense in any proceeding initiated by the Securities and Exchange Commission or any person under the federal securities laws of the United States.

Very truly yours,

By:   /s/ Mark D. Wang

Mark D. Wang

President and Chief Executive Officer